Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our report dated January 16, 2015, with respect to the consolidated financial statements of Fanhattan, Inc., as of December 31, 2013 and 2012, and for the years then ended, included in this Current Report on Form 8-K/A of Rovi Corporation and the incorporation by reference in the following Registration Statements of Rovi Corporation:

(1)	Registration Statement (No. 333-152337) on Form S-3 ASR of Macrovision Solutions Corporation,

(2)	Registration Statement (No. 333-171706) on Post Effective Amendment No. 1 on Form S-8 to Form S-4 and Amendment No. 1 on Form S-4 of Rovi Corporation, and

(3)	Registration Statements (Nos. 333-150626 and 333-152485) on Form S-8 of Macrovision Solutions Corporation and Registration Statements (Nos. 333-172886, 333-190274 and 333-197731) on Form S-8 of Rovi Corporation.

/s/ Ernst & Young LLP

Los Angeles, California

January 16, 2015